Exhibit (a)(9)

>>> "Pierson Mary" <pierson@arinet.com> 11/19/03 11:06PM >>>

The Option Exchange window closed at 11:00 pm CST.   No additional option exchange election or withdrawal forms will be accepted.

Mary L. Pierson

Human Resource Manager

ARI Network Services, Inc.